Exhibit 11.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion in the Offering Circular constituting part of this Regulation A Offering Statement on Form 1-A of our report dated July 24, 2015 relating to the consolidated financial statements of Covenant Financial Corporation and Subsidiary, which appears in such Offering Circular. We also consent to the reference to our firm under the heading “Experts” in such Offering Circular.

Memphis, Tennessee

November 16, 2015